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                                                                   EXHIBIT 10.14


                                 Heartport, Inc.

                                January 24, 2001

        Re: Letter Agreement for Change in Control Compensation

Dear [               ]:

In connection with any upcoming Change in Control (as defined below) of Heartport, Inc. (the "Company"), the Compensation Committee of the Board of Directors of the Company (the "Committee") desires to set forth a compensation arrangement for the senior management team, in order to provide a continuing incentive to pursue the most advantageous transaction for the Company.

Change in Control

A Change in Control means (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, or a tender offer for the Company's securities, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

Amount of Bonus Pool

Bonuses under this program will be paid in cash and will be subject to all applicable withholding taxes. Bonuses will be paid in consideration of the key employee's agreement to relinquish an option for the number of shares set forth on Exhibit A; an employee may choose to relinquish an option in whole or in part. The amount of bonuses to be paid under this Program (the "Bonus Pool") will equal $1 per share for each $1 in excess of the key employee's exercise price of the Merger Consideration (as defined below) multiplied by the number of shares set forth beside the key employee's name on Exhibit A. The Committee may choose to enhance the amount of the bonus as a reward for performance and such enhancement may be measured by the Committee as a per share calculation or as a percentage of the entire bonus or such other method that the Committee deems appropriate. Examples of this calculation are shown on Exhibit A.

The Merger Consideration will be the aggregate gross consideration received in connection with a Change in Control by (i) stockholders of the Company and/or
(ii) the Company plus the value of the assumption or retirement of any Company indebtedness and the payment of any of the Company's transaction costs divided by the number of shares outstanding at the closing of the Change in Control. Merger Consideration shall include amounts paid into escrow. Merger Consideration shall not include any variable amounts including, but not limited to, "earn out" payments.

The fair market value of the Merger Consideration will be determined as follows:

                i. Any portion of the Merger Consideration consisting of cash or the assumption or retirement of debt will be valued at face value of such cash or debt (regardless of whether the debt was retired or assumed for less than its face value);

                ii. Any portion of the Merger Consideration consisting of securities will be valued (a) if such securities are publicly traded, at the closing sales price for such securities (or closing bid, if no sales are reported) as quoted on any established stock exchange or national market system for the last market trading day prior to the date of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable, or (b) if such securities are not publicly traded, at the fair market value as determined in good faith by the Board.

                iii. The Compensation Committee of the Board shall, based on the above criteria, reasonably determine the amount of Merger Consideration and such determination shall be final and binding.

Determination of Participants

The individuals named on Exhibit A are the eligible participants. An individual shall be eligible for a bonus only if he or she is a current employee of the Company on the date of the closing of the Change in Control or his or her employment is involuntarily terminated by the Company without cause within the 90-day period prior to the closing. Bonuses will be paid by the Company under this Program


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immediately prior to the closing of the Change in Control. No bonuses will be paid under this Program if a Change in Control does not occur.

General Provisions

This Program became effective when adopted by the Committee. The Board may at any time amend or terminate this Program, provided it must do so in a written resolution and such action shall not adversely affect rights and interests of participants to individual bonuses allocated prior to such amendment or termination, and provided further that no amendment may be effected without the consent of each of the eligible participants (A) while discussions relating to a merger agreement are ongoing with Johnson & Johnson or relating to any transaction related to or in response to the J&J transaction or (B) following the date that the Company enters into a definitive agreement to effect a Change in Control until such an agreement has been withdrawn and is no longer being pursued. This is the full and complete embodiment of the terms of this Program as described herein.

No amounts under this Program shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general unsecured creditors.

No participant shall have the right to alienate, pledge or encumber his/her interest in this Program, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee's creditors or to attachment, execution or other process of law.

No action of the Company in establishing this Program, no action taken under this Program by the Committee and no provision of this Program itself shall be construed to grant any person the right to remain in the employ of the Company for any period of specific duration. Rather, each employee will be employed "at will," which means that either such employee or the Company may terminate the employment relationship at any time for any reason, with or without cause.

The Committee appreciates your efforts to effect a Change in Control of the Company, and intends this arrangement to be a reflection of your extraordinary dedication in this uncertain time for the Company.



                                   Sincerely,


                                   The Compensation Committee

                                   By:  John Stevens, Chairman

                                   By: Joseph Lacob



                                    Exhibit A


                              ELIGIBLE PARTICIPANTS





Casey Tansey
Steven Johnson
Lawrence Siegel
Christopher Hubbard

                                     Example


-----------------------------------------------------------------------------------------------------------
                     SHARES         $2.80           $3.00           $3.25           $4.00            $4.50
-----------------------------------------------------------------------------------------------------------
Tansey              875,000      $1,082,375      $1,257,375      $1,476,125      $2,132,375      $2,569,875
Johnson             175,000      $  216,475      $  251,475      $  295,225      $  426,475      $  513,975
Siegel              175,000      $  216,475      $  251,475      $  295,225      $  426,475      $  513,975
Hubbard             175,000      $  216,475      $  251,475      $  295,225      $  426,475      $  513,975





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
Total             1,400,000      $1,731,800      $2,011,800      $2,361,800      $3,411,800      $4,111,800
-----------------------------------------------------------------------------------------------------------


These cash payment calculations are based upon the option strike price of $1.563


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